                      SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) October 16, 1996
                                                      ------------------



                          FORD MOTOR CREDIT COMPANY
            (Exact name of registrant as specified in its charter)


        Delaware                      1-6368                    38-1612444
------------------------      ------------------------    ---------------------
(State or other juris-        (Commission File Number         (IRS Employer
 diction of incorporation)           Number)                 Identfication No.)

The American Road, Dearborn, Michigan                             48121
----------------------------------------                        ---------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code  313-322-3000

ITEM 5. Other Events.
FORD MOTOR CREDIT COMPANY FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 1996


                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                         PART I. FINANCIAL INFORMATION

Financial Statements - The interim financial data presented herein are unaudited, but in the opinion of management reflect all adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K for the year ended December 31, 1995 (the "10-K Report"). Information relating to earnings a share is not presented because the registrant, Ford Motor Credit Company ("Ford Credit"), is an indirect wholly owned subsidiary of Ford Motor Company ("Ford").

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                   Condensed Consolidated Statement of Income
                and of Earnings Retained for Use in the Business

                For the Periods Ended September 30, 1996 and 1995
                                 (in millions)

                                               Third Quarter             Nine Months
                                              1996        1995        1996         1995
                                           ---------   ----------  ----------  ----------
                                                 (Unaudited)             (Unaudited)
Financing Revenue
 Operating leases                          $ 1,983.1   $  1,809.0  $  5,831.1  $  5,188.1
 Retail                                      1,049.4        935.7     2,977.4     2,657.5
 Wholesale                                     249.9        318.4       855.1     1,061.3
 Diversified                                     7.1         39.2        81.4       109.0
 Other                                          90.4         82.6       273.3       247.9
                                           ----------  ----------  ----------  ----------
    Total financing revenue                  3,379.9      3,184.9    10,018.3     9,263.8

Insurance premium earned                        74.7            0       157.6           0
Investment and other income                    181.4        145.7       531.7       379.9
                                           ----------  ----------  ----------  ----------
    Total revenue                            3,636.0      3,330.6    10,707.6     9,643.7

Expenses
 Depreciation on operating leases            1,311.9      1,303.8     3,930.6     3,744.2
 Interest expense                            1,261.0      1,222.2     3,827.1     3,623.9
 Operating expenses                            264.0        242.1       818.8       712.4
 Provision for credit losses                   267.8        132.9       628.2       289.4
 Loss and loss adjustment expense               50.9            0       108.6           0
 Amortization of policy acquisition cost        18.3            0        36.8           0
                                           ----------  ----------  ----------  ----------
    Total expenses                           3,173.9      2,901.0     9,350.1     8,369.9
                                           ----------  ----------  ----------  ----------
Equity in net income of affiliated
  companies                                      0.9         67.7        50.7       174.7

Income before income taxes                     463.0        497.3     1,408.2     1,448.5

Provision for income taxes                     158.0        136.2       467.6       451.5
                                           ----------  ----------  ----------  ----------
Income before minority interest                305.0        361.1       940.6       997.0

Minority interest in net income of
  subsidiaries                                   5.7          3.7        16.3        10.5
                                           ----------  ----------  ----------  ----------
Net income                                     299.3        357.4       924.3       986.5

Earnings retained for use in
  the business
 Beginning of period                         6,944.8      6,478.3     6,643.8     5,849.2
 Dividends                                    (250.0)      (350.0)     (574.0)     (350.0)
                                           ----------  ----------  ----------  ----------
 End of period                             $ 6,994.1   $  6,485.7  $  6,994.1  $  6,485.7
                                           ==========  ==========  ==========  ==========

The accompanying notes are an integral part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheet
                                  (in millions)

                                             September 30,  December 31, September 30,
                                                  1996          1995          1995
                                              -----------   -----------   -----------
ASSETS                                        (Unaudited)                 (Unaudited)
 Cash and cash equivalents                    $   3,361.4   $   1,355.9   $     564.3
 Investments in securities                        1,305.2       1,914.1       1,761.1
 Finance receivables, net (Note 1)               63,179.5      61,043.8      59,280.2
 Net investment, operating leases                28,669.6      24,810.8      23,890.4
 Accounts and notes receivable from
  affiliated companies (Note 3)                     621.3         420.7         302.6
 Equity in net assets of affiliated
  companies (Note 3)                                 96.3       1,728.0       1,617.0
 Other assets                                     2,703.5       3,293.4       2,635.7
                                              -----------   -----------   -----------
      Total assets                            $  99,936.8   $  94,566.7   $  90,051.3
                                              ===========   ===========   ===========


LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
 Accounts payable
    Trade, customer deposits, and
     dealer reserves                          $   1,998.5   $   1,579.4   $   1,447.3
    Affiliated companies                            602.2         608.7         431.5
                                              -----------   -----------   -----------
      Total accounts payable                      2,600.7       2,188.1       1,878.8

 Debt (Note 2)                                   82,155.9      79,167.1      75,512.3
 Deferred income taxes                            3,899.1       3,027.0       2,920.8
 Other liabilities and deferred income            2,089.1       1,913.6       1,681.1
 Unearned insurance premiums                        373.3             0             0
                                              -----------   -----------   -----------
      Total liabilities                          91,118.1      86,295.8      81,993.0

Minority interest in net assets of
  subsidiaries                                      948.4         717.2         654.8

Stockholder's Equity
 Capital stock, par value $100 a share,
  250,000 shares authorized, issued and
  outstanding                                        25.0          25.0          25.0
 Paid-in surplus (contributions by
  stockholder) (Note 3)                           2,777.3         917.3         917.3
 Note receivable from affiliated company
  (Note 3)                                       (1,917.0)            0             0
Unrealized gain on marketable
  securities, net of taxes                           48.3          30.9          23.0
 Foreign-currency translation adjustments           (57.4)        (63.3)        (47.5)
 Earnings retained for use in the business        6,994.1       6,643.8       6,485.7
                                              -----------   -----------   -----------

      Total stockholder's equity                  7,870.3       7,553.7       7,403.5
                                              -----------   -----------   -----------
      Total liabilities and stockholder's
        equity                                $  99,936.8   $  94,566.7   $  90,051.3
                                              ===========   ===========   ===========

The accompanying notes are an integral part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                For the Periods Ended September 30, 1996 and 1995
                                  (in millions)

                                                                 Nine Months
                                                             1996           1995
                                                           ----------    ----------
                                                                  (Unaudited)
Cash flows from operating activities
 Net income                                                $    924.3    $    986.5
 Adjustments to reconcile net income to net
   cash provided by operating activities
  Provision for credit losses                                   628.2         289.4
  Depreciation and amortization                               4,160.8       3,909.8
  Gain on sales of finance receivables                          (22.9)        (12.8)
  Equity in net income of affiliates                            (50.7)       (174.7)
  Deferred income taxes                                         836.3         513.4
  Changes in the following items
   Other assets                                               1,788.8           9.8
   Other liabilities                                            326.4         229.2
 Other                                                         (197.9)         17.0
                                                           ----------    ----------
   Net cash provided by operating activities                  8,393.3       5,767.6
                                                           ----------    ----------
Cash flows from investing activities
 Purchase of finance receivables (other than wholesale)     (25,584.6)    (21,303.6)
 Collection of finance receivables (other than wholesale)    18,130.3      16,756.7
 Purchase of operating lease vehicles                       (15,389.3)    (12,608.0)
 Liquidation of operating lease vehicles                      7,564.1       4,377.1
 Purchase of investment securities                           (4,106.8)            0
 Proceeds from sale of investment securities                  6,522.8             0
 Proceeds from sales of receivables                           1,010.2       2,728.3
 Cash received from donation of TARIC                           181.8             0
 Net change in wholesale receivables                          2,329.2          11.9
 Other                                                         (170.5)       (192.8)
                                                           ----------    ----------
   Net cash used in investing activities                     (9,512.8)    (10,230.4)
                                                           ----------    ----------
Cash flows from financing activities
 Proceeds from issuance of long-term debt                     9,972.5       7,858.3
 Principal payments on long-term debt                        (5,304.5)     (3,993.9)
 Change in short-term debt, net                              (1,550.0)        943.4
 Cash dividends paid                                           (250.0)       (350.0)
 Other                                                          256.4         274.1
                                                           ----------    ----------
   Net cash provided by financing activities                  3,124.4       4,731.9
                                                           ----------    ----------
Effect of exchange rate changes on cash and cash
 equivalents                                                      0.6           3.2
                                                           ----------    ----------
   Net change in cash and cash equivalents                    2,005.5         272.3

Cash and cash equivalents, beginning of period                1,355.9         292.0
                                                           ----------    ----------
Cash and cash equivalents, end of period                   $  3,361.4    $    564.3
                                                           ==========    ==========
Supplementary cash flow information
 Interest paid                                             $  3,789.9    $  3,531.3
 Taxes (refunded)/paid                                         (282.2)         52.8

The accompanying notes are an integral part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                          Notes To Financial Statements


Note 1. Finance Receivables, Net (in millions)

                                               September 30, December 31, September 30,
                                                    1996         1995         1995
                                                -----------  -----------  -----------
                                                (Unaudited)               (Unaudited)
Retail                                          $  43,639.0  $  38,350.0  $  38,868.1
Wholesale                                          14,198.1     16,506.9     14,389.0
Diversified                                         1,916.7      2,225.4      2,267.5
Other                                               4,252.5      4,630.6      4,401.2
                                                -----------  -----------  -----------

   Total finance receivables                       64,006.3     61,712.9     59,925.8

Less allowance for credit losses                     (826.8)      (669.1)      (645.6)
                                                -----------  -----------  -----------

   Finance receivables, net                     $  63,179.5  $  61,043.8  $  59,280.2
                                                ===========  ===========  ===========

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

Note 2. Debt (in millions)

                                                   September 30, December 31, September 30,
                                                        1996         1995        1995
                                                     -----------  ----------- -----------
                                                     (Unaudited)              (Unaudited)
PAYABLE WITHIN ONE YEAR:
 Commercial paper                                    $  32,776.3  $  34,978.3 $  34,024.6
 Other short-term debt*                                  1,712.3      1,523.1     1,412.7
                                                     -----------  ----------- -----------
   Total short-term debt                                34,488.6     36,501.4    35,437.3

 Senior notes payable
   within one year**                                     6,197.1      6,626.9     6,493.5
                                                     -----------  ----------- -----------
   Total payable within
     one year                                           40,685.7     43,128.3    41,930.8
                                                     -----------  ----------- -----------

                            September 30, 1996
                       ----------------------------
                       Weighted Average
                       Interest Rates*** Maturities
                       ----------------  ----------
PAYABLE AFTER ONE YEAR:
 Unsecured senior notes
  Notes****                  6.79%       1997-2048      41,403.8     36,003.6    33,572.4
  Debentures                 2.82%       2001-2005          71.8         29.1           0
  Unamortized
   (discount)/premium                                       (5.4)         6.1         9.1
                                                     -----------  ----------- -----------
   Total payable
   after one year                                       41,470.2     36,038.8    33,581.5
                                                     -----------  ----------- -----------
   Total debt                                        $  82,155.9  $  79,167.1 $  75,512.3
                                                     ===========  =========== ===========



   * Includes $50.3 million, $35.9 million, and $0 million with affiliated companies at September 30, 1996, December 31, 1995, and September 30, 1995, respectively.

  ** Includes $493 million, $0 million, and $0 million with affiliated companies at September 30, 1996, December 31, 1995, and September 30, 1995, respectively.

 *** Rates were variable on 22.4% of the debt payable after one year including the effects of interest rate swap agreements.

**** Includes $3,894.4 million, $1,174.4 million, and $1,149 million with an affiliated company at September 30, 1996, December 31, 1995, and September 30, 1995, respectively.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                         Notes To Financial Statements


Note 3. Equity Investment in Ford Holdings

On February 28, 1996, Ford Holdings, Inc. (FHI) purchased substantially all of Ford Credit's common stock interest in FHI. The final valuation was determined as $2,949.0 million. FHI issued a promissory note to Ford Credit for the purchase amount. On April 2, 1996, Ford Credit received a cash payment on the note of $1,032.0 million. The excess of the market value of the FHI investment over the book value ($1,296.2 million) is included in paid in surplus. The unpaid portion of the promissory note ($1,917.0 million) is reflected as a reduction to stockholder's equity. Additionally, The American Road Insurance Company ("TARIC") was contributed to Ford Credit on March 29, 1996. The transaction was recorded by Ford Credit at Taric's book value and is included in paid in surplus. A reconciliation of paid in surplus is as follows:

                                       Paid in Surplus
                                       ---------------
                                        (in millions)
Balance at December 31, 1995              $    917.3

Add:
  Excess of market value over
  book value of FHI common stock             1,296.2
  Contribution of TARIC                        563.8
                                          ----------

Balance at September 30, 1996             $  2,777.3
                                          ==========


Note 4.  Transactions with Affiliated Companies

On June 28, 1996, Ford Credit transferred Budget Rent a Car Corporation ("BRAC") preferred stock to Ford FSG, Inc. ("FFSGI") as a dividend. Also, Ford Credit wrote down a portion of the BRAC receivables and received payment from FFSGI on July 11, 1996, the guarantor of the receivables.

                    DISCUSSION OF RESULTS FOR THE PERIOD


FORD CREDIT THIRD QUARTER 1996 RESULTS OF OPERATIONS

Ford Credit's consolidated net income for the third quarter of 1996 was $299 million, down $58 million or 16% compared with $357 million in the third quarter of 1995. Compared with record results from a year ago, the decrease in net income primarily reflects an increase in credit losses, and lower income resulting from the repurchase in the first quarter in 1996 by Ford Holdings of substantially all of the shares of Ford Holdings' common stock owned by Ford Credit. Higher portfolio net interest margins and a higher level of earning assets were a partial offset.

The deterioration in credit losses reflects an increase in repossession rates and an increase in losses per repossession reflecting a weaker used vehicle market. Credit losses as a percent of average net finance receivables including net investment in operating leases were 0.89% in the third quarter of 1996 compared with 0.48% in the third quarter of 1995. Ford Credit expects that the upward trend in increased credit losses will continue through the remainder of 1996.

The higher net interest margins reflect higher portfolio yields on finance receivables and operating leases and a decrease in U.S. portfolio borrowing rates from 6.5% to 6.2%. The increase in earning assets reflects a higher level of operating leases and retail installment sale receivables. Total net finance receivables and net investment in operating leases at September 30, 1996 were $91.8 billion, up $8.6 billion or 10% from a year earlier.

During the third quarter of 1996, Ford Credit financed 35.5% of all new cars and trucks sold by Ford Motor Company dealers in the United States, compared with 38.0% in the third quarter of 1995. The decrease reflected lower levels of retail installment sale financing partially offset by higher levels of operating lease financing and higher levels of lease financing extended to leasing companies and daily rental companies. Ford Credit provided retail financing for 631,000 new and used vehicles in the United States, down 4% from a year ago. Ford Credit also provided wholesale financing for 78.5% of Ford Motor Company factory sales to U.S. car and truck dealers during the quarter, compared with 79.8% in the same period a year ago.

As part of Ford's sale of USL Capital's assets, a portion of Ford Credit's diversified assets, managed by USL Capital, were sold. The sale of the diversified assets did not have a material impact on Ford Credit's third quarter results.

FORD CREDIT FIRST NINE MONTHS 1996 RESULTS OF OPERATIONS

For the first nine months of 1996, Ford Credit's consolidated net income was $924 million, down $62 million from $986 million in 1995. The factors affecting profits during the first nine months of 1996 were the same as those affecting the third quarter results discussed above.

During the first nine months of 1996, Ford Credit provided retail financing for 38.3% of all new cars and trucks sold by Ford Motor Company dealers in the United States, compared with 36.8% in the same period a year ago. The increase resulted from higher levels of retail installment sale financing partially offset by lower levels of lease financing extended to leasing companies and daily rental companies. Ford Credit provided U.S. retail financing for 2,095,000 new and used vehicles compared with 1,892,000 vehicles in the first nine months of 1995. Ford Credit also provided wholesale financing for 78.9% of Ford Motor Company factory sales to U.S. car and truck dealers during the first nine months of 1996, compared with 79.7% in the same period last year.

Ford Credit Liquidity and Capital Resources

Ford Credit's outstanding debt at September 30, 1996 and at the end of each of the last five years was as follows:

                                                      December 31
                            Sept 30, -------------------------------------------
                              1996      1995     1994     1993     1992     1991
                             -------  -------  -------  -------  -------  -------
                                                 (in millions)

Commercial paper & STBA's(a) $32,776  $35,038  $33,300  $24,506  $21,210  $18,232
Other short-term debt (b)      2,205    1,463    1,065    1,001    1,785    1,642

Long-term debt (including
  current portion)(c)         47,175   42,666   36,075   33,292   26,961   28,455
                             -------  -------  -------  -------  -------  -------

Total debt                   $82,156  $79,167  $70,440  $58,799  $49,956  $48,329
                             =======  =======  =======  =======  =======  =======

                               1996     1995     1994     1993     1992     1991
                             -------  -------  -------  -------  -------  -------
Memo:
 Total support facilities     $27.2    $27.4    $22.3    $16.9    $13.9    $13.8
 (billions -- as of
 October 1, 1996 and
 December 31, 1995-1991,
 respectively)


- - - - -
(a) Short-term borrowing agreements with bank trust departments.
(b) Includes $50 million, $36 million, $150 million, and $800 million with affiliated companies at September 30, 1996, December 31, 1995, December 31, 1993, and December 31, 1992, respectively.
(c) Includes $4,387 million and $1,174 million with affiliated companies at September 30, 1996 and December 31, 1995, respectively.

Support facilities represent additional sources of funds, if required. At October 1, 1996, Ford Credit had approximately $27.2 billion of contractually committed facilities (which included $7.6 billion of Ford Motor Company bank lines that may be used by Ford Credit at Ford's option). These facilities have various maturity dates through June 30, 2001. Up to $19.6 billion ($27.2 billion with Ford's approval) may be used, at Ford Credit's option, by any of its direct or indirect majority-owned subsidiaries. Any such borrowing will be guaranteed by Ford Credit.

      INFORMATION CONCERNING FORD - NEWS RELEASE DATED OCTOBER 16, 1996




                                         Global News     Public Affairs
                                                         Ford Motor Company
                                                         The American Road
                                                         Room 904
                                                         Dearborn, MI 48121

                                                         Telephone:(313)322-9600
                                                         Fax:(313)845-0570

IMMEDIATE RELEASE

Contact: Media Inquiries        Broadcast Media        Stockholder Inquiries
         Christian Vinyard      David Caplan           (313) 845-8540
         (313) 322-9600         (313) 322-9600

                   Ford Earns $686 Million in Third Quarter;
                  U.S. Automotive Profit Improvement Continues

     DEARBORN, Mich., Oct. 16 -- Ford Motor Company earned $686 million in the third quarter of 1996, up $329 million from the same period last year, reflecting continued improvement in U.S. automotive operations, along with another quarterly record from financial services. Fully diluted earnings were 56 cents per share of common and Class B stock, compared with 27 cents for the third quarter of 1995.

     The total results include the net favorable effect of two one-time actions of $37 million, or three cents a share.

     "Improvements in our U.S. automotive operations continue," said Alex Trotman, chairman and chief executive officer. "Outside the U.S., results continue to reflect challenges in several key regions, particularly Europe and South America."

U.S. AUTOMOTIVE OPERATIONS GAIN

     For the third quarter, worldwide automotive operations earned $15 million, compared with a loss of $201 million last year. Improved automotive results in the U.S. were offset partially by increased losses in other markets.

     U.S. automotive operations earned a third-quarter record of $634 million, up $447 million from 1995. Unit volume was up slightly from last year.

     Higher earnings reflect the strong acceptance of new products like the Ford F-Series and Expedition that improved the mix of products sold and the continuing focus on cost reductions, particularly material costs. The results also include a one-time charge of $39 million for early retirements for U.S. salaried employees.

     Outside the U.S., losses from automotive operations were $619 million, compared with a loss of $388 million last year.

     In Europe, Ford lost $472 million, compared with a loss of $320 million last year, reflecting costs associated with launching new products, adverse vehicle mix and volume, and continued high marketing costs. In Europe, high-volume launches are largely completed. Ford continues to focus on cost reductions, and new products are coming to market that will strengthen the line-up. Among these is the Ka, a new small car that will compete in a growing segment.

     The innovative Ka was developed with high investment efficiency in about 24 months and is produced in Valencia, Spain. Within the next month, Ka will go on sale in Europe's major markets. Response from both dealers and automotive news media has been strongly favorable.

     In South America, Ford lost $226 million in the third quarter, compared with a loss of $102 million in 1995. Most of the losses stem from Brazil. On Sept. 9, Ford indicated that losses in Brazil in the second half of 1996 would be larger than those of the first half due to lower market share and a longer and more costly launch process following the dissolution of Autolatina. In 1997, Ford plans to introduce the Ranger pickup and the Ka to the Brazilian market which, along with the new Fiesta and Escort, will strengthen the product line.

FINANCIAL SERVICES POSTS ANOTHER RECORD

     The Financial Services Group posted record earnings for the third quarter of $671 million, up from $558 million earned in the third quarter of 1995. The quarterly results include a one-time gain of $76 million from the sale of assets of USL Capital. Without the one-time gain, profits from Financial Services still set a third-quarter record.

     Ford Credit earned $299 million, compared with $357 million in last year's third quarter. The decline reflects an increase in credit losses, consistent with the consumer finance industry.

     The Associates reported third-quarter earnings of $230 million, a record for any quarter. As the majority shareholder, Ford's share was $186 million. The Associates third-quarter earnings improved 17 percent from the $197 million earned in last year's third quarter.

     The USL Capital asset sale and the initial public offering of about 20 percent of Associates First Capital Corporation this year raised more than $3 billion in cash to further strengthen the Financial Services Group's balance sheet.

BRIGHTER PROSPECTS AHEAD

     "As more efficiencies are realized, automotive results for the fourth quarter should be stronger than last year, despite expected additional charges of $300-400 million for early retirement programs," Trotman said. "We expect sales volumes will be higher and margins will continue to improve."

     "There's still much to do," Trotman said. "We've made solid progress, and we're becoming a leaner, faster company. As we continue to reduce costs, and as more high-quality products are launched, automotive profitability should grow, increasing value for both customers and shareholders," he added.

     "With the recently announced streamlining of our components business and product development, our senior management can further accelerate the actions that will build on the momentum to achieve our goals for quality, cost and speed," Trotman noted.

     Ford expects U.S. industry volumes for the full year to be about 15.5 million cars and trucks, up from last year's 15.1 million. In Western Europe, industry sales for 1996 are expected to be about 14.2 million units, compared with 13.4 million in 1995.

     Looking forward, Ford expects moderate economic growth to continue in its major markets which will allow for stable industry sales volumes.



Oct. 16, 1996

          SUMMARY OF THIRD-QUARTER 1996 COMPARED WITH THIRD-QUARTER
1995

Overview
--------

- Total earnings were $686 million, compared with $357 million in the third quarter of 1995.
- Fully diluted earnings were 56 cents per share, compared with 27 cents per share.
-   Worldwide sales and revenues were $34 billion, compared with $31.4 billion.
-   Stockholders' equity was $26.2 billion, compared with $25 billion.

Automotive
----------

- Worldwide automotive operations earned $15 million, compared with a loss of $201 million.
- Net income from U.S. automotive operations was a third-quarter record $634 million, compared with $187 million.
- Automotive operations outside the U.S. lost $619 million, compared with a loss of $388 million last year. In Europe, Ford posted a loss of $472 million, compared with a loss of $320 million last year.
-   Worldwide vehicle unit sales were 1,452,000, compared with 1,435,000 units.
-   Combined car and truck share in the U.S. was 24.5 percent, compared with
    24.8 percent.
- Combined car and truck share in Europe was 11.8 percent, compared with 12.8 percent.

Financial Services Group
------------------------

- Financial Services Group earned a record $671 million, including a one-time net gain of $76 million related to the sale of assets of USL Capital. Without the one-time gain, earnings were a record $595 million. Third-quarter results for 1995 were $558 million.
-   Ford Credit earned $299 million, compared with $357 million.
- The Associates earned an all-time record of $230 million, compared with $197 million.

Automotive Balance Sheet

-   Net cash was $5.7 billion, compared with $5.4 billion.
- Cash and marketable securities were $13 billion, compared with $12.2 billion.
-   Debt was $7.3 billion, compared with $6.8 billion.
-   Capital spending was $2.4 billion, compared with $2.3 billion a year ago.

                     Ford Motor Company and Subsidiaries

                                  HIGHLIGHTS
                                  ----------




                                                           Third Quarter                       Nine Months
                                                     --------------------------         --------------------------
                                                       1996              1995             1996              1995
                                                     --------          --------         --------          --------
                                                            (unaudited)                        (unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- United States                                          884               869             2,891             3,038
- Outside United States                                  568               566             2,009             1,978
                                                     -------           -------          --------          --------
   Total                                               1,452             1,435             4,900             5,016
                                                     =======           =======          ========          ========

Sales and revenues (in millions)
- Automotive                                         $26,459           $24,437          $ 86,518          $ 82,899
- Financial Services                                   7,501             6,981            21,640            19,691
                                                     -------           -------          --------          --------
   Total                                             $33,960           $31,418          $108,158          $102,590
                                                     =======           =======          ========          ========

Net income/(loss) (in millions)
- Automotive                                         $    15           $  (201)         $  1,265          $  2,040
- Financial Services                                     671*              558             1,977*            1,439
                                                     -------           -------          --------          --------


   Total                                             $   686           $   357          $  3,242          $  3,479
                                                     =======           =======          ========          ========

Capital expenditures (in millions)
- Automotive                                         $ 2,358           $ 2,254          $  5,926          $  6,204
- Financial Services                                     149                76               349               223
                                                     -------           -------          --------          --------
   Total                                             $ 2,507           $ 2,330          $  6,275          $  6,427
                                                     =======           =======          ========          ========

Stockholders' equity at September 30
- Total (in millions)                                $26,152           $24,955          $ 26,152          $ 24,955
- After-tax return on Common and
   Class B stockholders' equity                         10.5%              5.4%             17.4%             20.9%

Automotive cash and marketable
 securities at September 30 (in millions)            $12,960           $12,241          $ 12,960          $ 12,241

Automotive debt at September 30
 (in millions)                                       $ 7,296           $ 6,829          $  7,296          $  6,829

Automotive after-tax return on sales                     0.1%               **               1.5%              2.5%
Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                           1,183             1,083             1,177             1,049
- Number outstanding at September 30                   1,185             1,090             1,185             1,090

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income/(loss) assuming full dilution
- Automotive                                         $  0.00           $ (0.19)         $   1.02          $   1.65
- Financial Services                                    0.56              0.46              1.64              1.20
                                                     -------           -------          --------          --------
   Total                                             $  0.56           $  0.27          $   2.66          $   2.85
                                                     =======           =======          ========          ========


Cash dividends                                       $ 0.385           $  0.31          $  1.085          $   0.88

- - - - -
* Results in third quarter 1996 and nine months 1996 included a gain on disposition of substantially all of USL Capital's assets ($76 million and $95 million, respectively); results in nine months 1996 included a write-down relating to Ford's investment in Budget Rent a Car Corporation ($437 million)

**Results in this period were a loss

                     Ford Motor Company and Subsidiaries

                              VEHICLE UNIT SALES
                              ------------------

              For the Periods Ended September 30, 1996 and 1995
                                (in thousands)



                                                            Third Quarter                       Nine Months
                                                     ----------------------------       --------------------------
                                                        1996              1995             1996             1995
                                                     ----------        ----------       ----------        --------
                                                              (unaudited)                        (unaudited)
North America
United States
 Cars                                                    387                377           1,228             1,333
 Trucks                                                  497                492           1,663             1,705
                                                       -----              -----           -----             -----
  Total United States                                    884                869           2,891             3,038

Canada                                                    52                 46             174               178
Mexico                                                    13                  3              39                21
                                                       -----              -----           -----             -----

  Total North America                                    949                918           3,104             3,237

Europe
Britain                                                  100                105             376               371
Germany                                                   84                 93             330               325
France                                                    42                 40             147               124
Italy                                                     30                 31             129               139
Spain                                                     27                 33             114               129
Other countries                                           67                 58             236               212
                                                       -----              -----           -----             -----

  Total Europe                                           350                360           1,332             1,300

Other international
Brazil                                                    49                 45             142               153
Australia                                                 40                 41             107               107
Taiwan                                                    20                 27              72                90
Japan                                                     13                 14              41                44
Argentina                                                 12                 13              43                34
Other countries                                           19                 17              59                51
                                                       -----              -----           -----             -----

  Total other international                              153                157             464               479
                                                       -----              -----           -----             -----


Total worldwide vehicle unit sales                     1,452              1,435           4,900             5,016
                                                       =====              =====           =====             =====

Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

                     Ford Motor Company and Subsidiaries

                       CONSOLIDATED STATEMENT OF INCOME
                       --------------------------------


              For the Periods Ended September 30, 1996 and 1995
                                (in millions)

                                                           Third Quarter                       Nine Months
                                                     --------------------------         --------------------------
                                                       1996              1995             1996              1995
                                                     --------          --------         --------          --------
                                                            (unaudited)                        (unaudited)
AUTOMOTIVE
Sales                                                $26,459           $24,437          $86,518           $82,899

Costs and expenses (Note 2)
Costs of sales                                        24,926            23,271           79,941            75,154
Selling, administrative and other expenses             1,514             1,370            4,619             4,393
                                                     -------           -------          -------           -------
  Total costs and expenses                            26,440            24,641           84,560            79,547

Operating income/(loss)                                   19              (204)           1,958             3,352

Interest income                                          188               171              589               594
Interest expense                                         155               151              537               491
                                                     -------           -------          -------           -------
  Net interest income                                     33                20               52               103
Equity in net loss of affiliated companies               (68)             (190)             (43)             (151)
Net expense from transactions with
 Financial Services                                      (25)              (42)             (62)             (101)
                                                     -------           -------          -------           -------

(Loss)/income before income taxes - Automotive           (41)             (416)           1,905             3,203

FINANCIAL SERVICES
Revenues                                               7,501             6,981           21,640            19,691

Costs and expenses
Interest expense                                       2,458             2,437            7,318             6,948
Depreciation                                           1,768             1,715            5,134             4,836
Operating and other expenses                           1,559             1,421            4,522             4,049
Provision for credit and insurance losses                708               472            1,894             1,337
Asset write-downs and dispositions (Note 3)             (235)                -              437                 -
                                                     -------           -------          -------           -------
  Total costs and expenses                             6,258             6,045           19,305            17,170
Net revenue from transactions with Automotive             25                42               62               101
Gain on sale of The Associates'
 common stock (Note 4)                                     -                 -              650                 -
                                                     -------           -------          -------           -------

Income before income taxes - Financial Services        1,268               978            3,047             2,622
                                                     -------           -------          -------           -------

TOTAL COMPANY
Income before income taxes                             1,227               562            4,952             5,825

Provision for income taxes                               474               157            1,581             2,198
                                                     -------           -------          -------           -------

Income before minority interests                         753               405            3,371             3,627

Minority interests in net income of subsidiaries          67                48              129               148
                                                     -------           -------          -------           -------

Net income                                           $   686           $   357          $ 3,242           $ 3,479
                                                     =======           =======          =======           =======

Income attributable to Common and Class B Stock
 after preferred stock dividends                     $   670           $   302          $ 3,191           $ 3,283

Average number of shares of Common and Class B
 Stock outstanding                                     1,183             1,083            1,177             1,049

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK

Income                                               $  0.57           $  0.28          $  2.71           $  3.13

Income assuming full dilution                        $  0.56           $  0.27          $  2.66           $  2.85

Cash dividends                                       $ 0.385           $  0.31          $ 1.085           $  0.88


The accompanying notes are part of the financial statements.

                     Ford Motor Company and Subsidiaries

                          CONSOLIDATED BALANCE SHEET
                          --------------------------
                                (in millions)

                                                                                    September 30,        December 31,
                                                                                         1996                1995
                                                                                    -------------        ------------
                                                                                     (unaudited)
ASSETS
Automotive
Cash and cash equivalents                                                             $  3,461              $  5,750
Marketable securities                                                                    9,499                 6,656
                                                                                      --------              --------
   Total cash and marketable securities                                                 12,960                12,406

Receivables                                                                              3,525                 3,321
Inventories (Note 5)                                                                     7,671                 7,162
Deferred income taxes                                                                    3,287                 2,709
Other current assets                                                                     3,526                 1,483
Net current receivable from Financial Services                                             109                   200
                                                                                      --------              --------
   Total current assets                                                                 31,078                27,281

Equity in net assets of affiliated companies                                             2,484                 2,248
Net property                                                                            32,605                31,273
Deferred income taxes                                                                    4,703                 4,802
Other assets                                                                             7,196                 7,168
                                                                                      --------              --------


   Total Automotive assets                                                              78,066                72,772

Financial Services
Cash and cash equivalents                                                                5,295                 2,690
Investments in securities                                                                3,594                 4,553
Net receivables and lease investments                                                  158,386               149,694
Other assets                                                                            13,160                13,574
                                                                                      --------              --------


   Total Financial Services assets                                                     180,435               170,511
                                                                                      --------              --------



   Total assets                                                                       $258,501              $243,283
                                                                                      ========              ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                        $ 11,729              $ 11,260
Other payables                                                                           1,876                 1,976
Accrued liabilities                                                                     17,058                13,392
Income taxes payable                                                                       600                   316
Debt payable within one year                                                             2,125                 1,832
                                                                                      --------              --------


   Total current liabilities                                                            33,388                28,776

Long-term debt                                                                           5,171                 5,475
Other liabilities                                                                       26,497                25,677
Deferred income taxes                                                                    1,468                 1,186
                                                                                      --------              --------
   Total Automotive liabilities                                                         66,524                61,114

Financial Services
Payables                                                                                 3,927                 5,476
Debt                                                                                   148,320               141,317
Deferred income taxes                                                                    4,206                 3,831
Other liabilities and deferred income                                                    8,583                 6,116
Net payable to Automotive                                                                  109                   200
                                                                                      --------              --------
   Total Financial Services liabilities                                                165,145               156,940

Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures
 of the Company (Note 6)                                                                   680                   682

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $724 million and $1,042 million)                                 *                     *
 Common Stock, par value $1.00 per share (1,115 and 1,089 million shares issued)         1,115                 1,089
 Class B Stock, par value $1.00 per share (71 million shares issued)                        71                    71
Capital in excess of par value of stock                                                  5,202                 5,105
Foreign currency translation adjustments and other                                         163                   594
Earnings retained for use in business                                                   19,601                17,688
                                                                                      --------              --------
   Total stockholders' equity                                                           26,152                24,547
                                                                                      --------              --------

   Total liabilities and stockholders' equity                                         $258,501              $243,283
                                                                                      ========              ========


- - - - -
*Less than $1 million

The accompanying notes are part of the financial statements.

                     Ford Motor Company and Subsidiaries

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                ----------------------------------------------

              For the Periods Ended September 30, 1996 and 1995
                                (in millions)


                                                                           Nine Months 1996          Nine Months 1995
                                                                         ----------------------    ----------------------
                                                                                      Financial                 Financial
                                                                         Automotive   Services     Automotive   Services
                                                                         ----------   ---------    ----------   ---------
                                                                              (unaudited)               (unaudited)
Cash and cash equivalents at January 1                                    $ 5,750     $  2,690      $ 4,481     $  1,739

Cash flows from operating activities before securities trading              8,462       10,839        6,796        9,171
Net (purchases)/sales of trading securities                                (2,844)      (1,230)       1,982          256
                                                                          -------     --------      -------     --------
   Net cash flows from operating activities                                 5,618        9,609        8,778        9,427

Cash flows from investing activities
 Capital expenditures                                                      (5,926)        (349)      (6,204)        (223)
 Acquisitions of receivables and lease investments                              -      (82,293)           -      (71,557)
 Collections of receivables and lease investments                               -       62,469            -       51,210
 Net acquisitions of daily rental vehicles                                      -       (1,995)           -       (1,529)
 Proceeds from USL Capital asset sales (Note 3)                                 -        1,157            -            -
 Purchases of securities                                                       (6)      (8,362)         (47)      (4,748)
 Sales and maturities of securities                                             7       10,266           50        3,748
 Proceeds from sales of receivables and lease investments                       -        1,011            -        2,728
 Net investing activity with Financial Services                              (254)          -          (237)           -
 Other                                                                       (523)        (204)        (400)        (171)
                                                                          -------     --------      -------     --------
   Net cash used in investing activities                                   (6,702)     (18,300)      (6,838)     (20,542)
Cash flows from financing activities
 Cash dividends                                                            (1,328)           -       (1,120)           -
 Issuance of Common Stock                                                     124            -          326            -
 Issuance of Common Stock of a subsidiary (Note 4)                              -        1,897            -            -
 Changes in short-term debt                                                   395        1,465          665        2,481
 Proceeds from other debt                                                     300       18,650            0       16,532
 Principal payments on other debt                                            (671)     (10,407)        (207)      (7,931)
 Net financing activity with Automotive                                         -          254            -          237
 Other                                                                        (43)        (266)           6          415
                                                                          -------     --------      -------      -------
   Net cash (used in)/provided by financing activities                     (1,223)      11,593         (330)      11,734

Effect of exchange rate changes on cash                                       (73)        (206)         136          (21)
Net transactions with Automotive/Financial Services                            91          (91)         394         (394)
                                                                          -------     --------      -------     --------

   Net (decrease)/increase in cash and cash equivalents                    (2,289)       2,605        2,140          204
                                                                          -------     --------      -------     --------

Cash and cash equivalents at September 30                                 $ 3,461     $  5,295      $ 6,621     $  1,943
                                                                          =======     ========      =======     ========


The accompanying notes are part of the financial statements.

                       Ford Motor Company and Subsidiaries

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                                   (unaudited)


1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K (the "10-K Report") for the year ended December 31, 1995. For purposes hereof, "Ford" or the "Company" means Ford Motor Company and its majority owned subsidiaries unless the context requires otherwise. Certain amounts for prior periods have been reclassified.

2.   Selected Automotive costs and expenses are summarized as follows
     (in millions):


                                  Third Quarter              Nine Months
                               -------------------       -------------------
                                1996         1995         1996         1995
                               ------       ------       ------       ------
         Depreciation           $687         $622        $1,966       $1,816
         Amortization            828          731         2,278        2,072



3.   Asset Write-downs and Dispositions

     During third quarter 1996, USL Capital concluded a series of transactions for the sale of substantially all of its assets, as well as certain assets owned by Ford Credit and managed by USL Capital. Proceeds from the sale were used to pay down related liabilities and debt.

     The Company recorded a pre-tax charge in second quarter 1996 to recognize the estimated value of its outstanding notes receivable from, and preferred stock investment in, Budget Rent a Car Corporation ("BRAC"). The write-down resulted from conclusions reached in a study of Ford's rental car business strategy. In accordance with SFAS 114, the notes receivable write-down reflected primarily the unsecured portion of financing provided to BRAC by Ford. The preferred stock write-down reflected recognition of the fair value of Ford's investment. Subject to governmental review, the Company also intends to acquire all of the outstanding common stock of BRAC at a future date.

     The effect of the USL Capital disposition and BRAC write-down on the Company's results from operations are summarized below (in millions):

                                                        Third Quarter 1996                     Nine Months 1996
                                                     ------------------------           -----------------------------
                                                        Income           Net            Income/(loss)       Net
                                                     Before Taxes      Income           Before Taxes    Income/(loss)
                                                     ------------      ------           ------------    -------------

         USL Capital disposition                         $235            $76               $ 263           $  95
         Budget Rent a Car Corporation write-down           -              -                (700)           (437)
                                                         ----            ---               -----           -----
              Total                                      $235            $76               $(437)          $(342)
                                                         ====            ===               =====           =====

                       Ford Motor Company and Subsidiaries

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                                   (unaudited)


4. Sale of The Associates' Common Stock - During May 1996, The Associates completed an initial public offering of its common stock representing a 19.3% economic interest in The Associates (the "IPO"). The Company recorded in second quarter 1996 a non-operating gain of $650 million resulting from the IPO, to recognize the excess of the net proceeds from the IPO over the proportionate share of the Company's investment in The Associates. The gain was not subject to income taxes.


5.   Automotive inventories are summarized as follows (in millions):


                                                        September 30,    December 31,
                                                            1996             1995
                                                        -------------    ------------

         Raw materials, work in process and supplies       $3,758            $3,717
         Finished products                                  3,913             3,445
                                                           ------            ------
            Total inventories                              $7,671            $7,162
                                                           ======            ======


         U.S. inventories                                  $2,929            $2,662

6. Company-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust - The sole asset of Ford Motor Company Capital Trust I (the "Trust"), which is the obligor on the Preferred Securities of such Trust, is $632 million principal amount of 9% Junior Subordinated Debentures due 2025 of Ford Motor Company.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                                    EXHIBITS


Designation          Description                Method of Filing
-----------          -----------                ----------------

Exhibit 27           Financial Data Schedule    Filed with this Report

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.


                                        FORD MOTOR CREDIT COMPANY
                                              (Registrant)


Date:  October 22, 1996                   By: /s/R.P. Conrad
                                              ---------------
                                                 R.P. Conrad
                                                 Assistant Secretary

                                 EXHIBIT INDEX


Designation             Description
-----------             -----------
Exhibit 27              Financial Data Schedule